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                                                                       EXHIBIT 8


                               REID & PRIEST LLP
              A New York Registered Limited Liability Partnership
                              40 West 57th Street
                         New York, New York 10019-4097
                             Telephone 212 603-2000
                                Fax 212 603-2298



                                                            New York, New York
                                                            October 27, 1995


Consumers Power Company
212 West Michigan Avenue
Jackson, Michigan 49201

Ladies and Gentlemen:

                 Reference is made to the prospectus, (the "Prospectus"), which constitutes part of the registration statement on Form S-3 ("Registration Statement"), to be filed by Consumers Power Company and Consumers Power Company Financing I with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, for the registration of, among other things, Trust Originated Preferred Securities ("Preferred Securities") of Consumers Power Company Financing I.

                 We are of the opinion that the statements set forth under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus constitute an accurate description, in general terms, of certain United States federal income tax considerations that may be relevant to the prospective purchasers of the Preferred Securities.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus under the caption "Certain United States Federal Income Tax Consequences."

                                        Very truly yours,



                                        REID & PRIEST LLP